Exhibit 5.1

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

February 28, 2023

Lyell Immunopharma, Inc.

201 Haskins Way,

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 12,478,367 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Plan, and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP    3 Embarcadero Center    20th Floor    San Francisco, CA    94111-4004

t: +1 415 693 2000 f: +1 415 693 2222 cooley.com

Lyell Immunopharma, Inc.

February 28,2023

P age Two

Very truly yours,
Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP    3 Embarcadero Center    20th Floor    San Francisco, CA    94111-4004

t: +1 415 693 2000 f: +1 415 693 2222 cooley.com